EX-99.e.1.ii

AMENDMENT NO. 4

TO SCHEDULE I

TO THE DISTRIBUTION AGREEMENT

AS OF DECEMBER 31, 2013

     This Schedule to the Distribution Agreement between Delaware Group Adviser Funds and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

			Portion
		Total 12b-1	designated as
		Plan Fee Rate	Service Fee
		(per annum	Rate (per
		of the Series’	annum of the
Series Name	Class Names	average daily	Series’	Effective Date
		net assets	average daily
		represented	net assets
		by shares of	represented
		the Class)	by shares of
			the Class)
Delaware Diversified	Class A	.25%		June 28, 2002
Income Fund
	Class B	1.00%	.25%	June 28, 2002
	Class C	1.00%	.25%	June 28, 2002
	Class R	.50%		May 15, 2003
	Institutional Class			June 28, 2002
Delaware U.S. Growth	Class A	0.25%		April 19, 2001
Fund
	Class B	1.00%	.25%	April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Global Real	Class A	.25%		September 28, 2012
Estate Opportunities
Fund
	Class C	1.00%	.25%	September 28, 2012
	Class R	.50%		September 28, 2012
	Institutional Class			September 28, 2012

DELAWARE DISTRIBUTORS, L.P.		DELAWARE GROUP ADVISER FUNDS
DELAWARE DISTRIBUTORS, INC.,		on behalf of the Series listed on Schedule I
General Partner

By:	/s/ J. Scott Coleman	By:	/s/ Patrick P. Coyne
	Name: J. Scott Coleman		Name: Patrick P. Coyne
	Title: President		Title: President